PRELIMINARY COPY - SUBJECT TO COMPLETION,
                             DATED DECEMBER 22, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
                   Consent Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


         Filed by the Registrant |_|

         Filed by a Party other than the Registrant |X|


         Check the appropriate box:


         |X|   Preliminary Consent Statement

         |_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         |_|   Definitive Consent Statement

         |_| Definitive Additional Materials |_| Soliciting Materials Pursuant to Section 240.14a-12


                             PARLUX FRAGRANCES, INC.
                (Name of Registrant as Specified in its Charter)


                                 GLENN NUSSDORF
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


         Payment of Filing Fee (Check the appropriate box):

         |X|   No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

               1.) Title of each class of securities to which the transaction applies:

               2.) Aggregate number of securities to which transaction applies:

               3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               4.)    Proposed maximum aggregate value of transaction:

               5.)    Total fee paid:


         |_|   Fee paid previously with preliminary materials

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


               1.)    Amount Previously Paid:

               2.)    Form, Schedule or Registration Statement No.:

               3.)    Filing Party:

               4.)    Date Filed:

                    PRELIMINARY COPY - SUBJECT TO COMPLETION,
                             DATED DECEMBER 22, 2006

                                CONSENT STATEMENT
                                       OF
                                 GLENN NUSSDORF

         This consent statement and the enclosed WHITE consent card are being furnished by Glenn Nussdorf ("Mr. Nussdorf "), in connection with the solicitation by Mr. Nussdorf of written consents from the holders of shares of common stock, par value $0.01 per share (the "Shares" or the "Common Stock"), of Parlux Fragrances, Inc., a Delaware corporation (the "Company"), to take the following actions (each, a "Proposal" and collectively, the "Proposals") without a meeting of stockholders, as authorized by the General Corporation Law of the State of Delaware (the "DGCL"):

     Proposal 1. Remove, without cause, all existing members of the Company's
                 Board of Directors (the "Board") (and any person or persons, other than those elected pursuant to this consent solicitation, elected or designated by any of such directors to fill any vacancy or newly created directorship); and

     Proposal 2. Elect Glenn Nussdorf, Michael Katz, Joshua Angel, Anthony
                 D'Agostino, Neil Katz and Robert Mitzman (each, a "Nominee" and collectively, the "Nominees") as the directors of the Company (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a Nominee by Mr. Nussdorf).

         Mr. Nussdorf believes that the Proposals, if adopted, will provide the stockholders of the Company with a Board which will be comprised of individuals with integrity and extensive business experience, the skills and conviction to evaluate management performance and the capability of assisting with the selection of highly qualified senior executives who intend to take such actions as may be necessary to stem the downward trend of the Company's stock price.

         Neither of the Proposals is subject to, or conditioned upon, the adoption of the other Proposal; however, Proposal 2 cannot be effected unless Proposal 1 is adopted. Neither of the Proposals will be effective unless the delivery of the written consents complies with Section 228(c) of the DGCL (See "Consent Procedures"). Mr. Nussdorf beneficially owns an aggregate of 2,212,629 (approximately 12.2%) of the Company's Common Stock and intends to deliver a consent in favor of each of the Proposals.

         THIS CONSENT SOLICITATION IS BEING MADE BY MR. NUSSDORF AND NOT BY OR ON BEHALF OF THE COMPANY. MR. NUSSDORF IS ASKING THE STOCKHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THESE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

         A consent solicitation is a process that allows a company's stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders. Whereas at special or annual meetings of stockholders at which a quorum is present, proposed actions may only require that a majority of the shares present and entitled to vote on a proposal vote in favor of the proposal, a written consent solicitation requires the majority vote of all outstanding stock of a company.

         This consent statement is first being mailed, along with the enclosed WHITE consent card, to stockholders on or about January [], 2007.

         YOUR PROMPT ACTION IS IMPORTANT. MR. NUSSDORF URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOUR CONSENT IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SEND IN YOUR WHITE CONSENT CARD TODAY. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

         Mr. Nussdorf has engaged Innisfree M&A Incorporated ("Innisfree") to assist him in the solicitation of consents from the Company's stockholders. Please sign, date and mail the enclosed WHITE consent card to Innisfree at 501 Madison Avenue, 20th Floor, New York, New York 10022, in the postage-paid envelope provided.


         If you have any questions about executing your consent or require assistance, please contact:


                           Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

                   Stockholders Call Toll Free: (877) 456-8847
                 Banks and Brokers Call Collect: (212) 750-5833

                                  THE PROPOSALS


         Mr. Nussdorf is soliciting consents from the Company's stockholders in support of the following Proposals:


PROPOSAL 1:  REMOVAL OF DIRECTORS.

         Proposal 1 is to remove, without cause, all existing directors of the Company (and any person or persons, other than those elected by this consent solicitation, elected or designated by any of such directors to fill any vacancy or newly created directorship at the time the action proposed to be taken by this consent procedure becomes effective). According to the Company's filings with the Securities and Exchange Commission (the "Commission"), the following six persons currently are members of the Company's Board of Directors: Ilia Lekach, Frank Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone and Jaya Kader Zebede. According to the Company's filings with the Commission, Isaac Lekach, the 25-year old son of Ilia Lekach, resigned as a director on November 16, 2006 after serving on the Board for nearly two years, citing time and travel constraints as the reason for his resignation.

         Pursuant to Section 141(k) of the DGCL, any director or the entire Board may be removed, with or without cause, by holders of a majority of the Shares then entitled to vote at an election of directors.


PROPOSAL 2:  ELECTION OF NOMINEES.

         Proposal 2 is to elect Mr. Nussdorf's six Nominees to serve as directors of the Company. Accordingly, if Proposal 1 is approved, Mr. Nussdorf is nominating six Nominees to fill the six available seats on the Board, and if the Nominees are elected they will constitute the entire membership of the Board.


         Mr. Nussdorf's Nominees are named in the table below. Mr. Nussdorf and Michael Katz, if elected, would not be independent directors within the meaning of NASDAQ listing standards. Mr. Nussdorf believes that the remaining Nominees are independent within the meaning of NASDAQ listing standards and, except as described herein, are not currently affiliated with Mr. Nussdorf, or with the Company or any subsidiary of the Company. Mr. Nussdorf reserves the right to nominate or substitute additional persons if the Company makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.


         The Nominees have furnished the following information regarding their principal occupations and certain other matters.




--------------------------------- ------- ------------------------------------------------------------------------------
                                                            Principal Occupation or Employment During
   Name and Business Address       Age                     The Last Five Years and Other Directorships
   -------------------------      -----                    --------------------------------------------
--------------------------------- ------- ------------------------------------------------------------------------------

Glenn Nussdorf                    52      Since 1996, Mr. Nussdorf has served as Chief Executive Officer of Quality
  2060 Ninth Avenue,                      King Distributors, Inc. ("QKD") and its subsidiary and affiliates, a group
  Ronkonkoma, New York 11779              of companies engaged in the business of wholesale distribution of health and beauty care products, pharmaceuticals, hair care products and fragrances.
                                          From 1996 until November 2006 when he resigned his offices and directorships, Mr. Nussdorf was a director and senior officer of Model
                                          Reorg, Inc. ("Model"), a sister company to QKD, and all of Model's subsidiaries, all of which are wholesalers and retailers of fragrances.
--------------------------------- ------- ------------------------------------------------------------------------------
Michael Katz                      58      Mr. Katz joined E Com Ventures, Inc., a specialty retailer and wholesaler of
  2060 Ninth Avenue,                      fragrances and related products ("ECMV"), in February 2004 as its President,
  Ronkonkoma, New York 11779              Chief Executive Officer and as a director.  Mr. Nussdorf and his brother,
                                          Stephen Nussdorf, beneficially own an aggregate of approximately 45% of
                                          ECMV's outstanding common stock.  Mr. Katz has served in various capacities at QKD and its affiliated companies and has been primarily
--------------------------------- ------- ------------------------------------------------------------------------------




                                          responsible for overseeing administration, finance and mergers and acquisitions.
                                          Mr. Katz has participated in the design and implementation of the business strategy that has fostered the growth of QKD and its affiliated companies.  From 1994 until 1996 he was Senior Vice President of QKD.  From 1996, he has served as
                                          Executive Vice President of QKD.  From 1996 until November 2006, he served in the Office of the Chief Executive and as a director of Model.  Mr. Katz resigned from this position in November 2006.  Mr. Katz became Executive
                                          Vice President, Chief Financial Officer and Treasurer of QK Healthcare, Inc.,
                                          a wholly owned subsidiary of QKD in 2000.  Mr. Katz is a Certified Public Accountant.
--------------------------------- ------- ------------------------------------------------------------------------------
Joshua Angel                      70      From 1981 to January 2006, Mr. Angel served as President of Angel & Frankel,
  460 Park Avenue                         P.C., a specialty law firm. This firm merged its practice into Cole, Schotz,
  New York, New York 10022                Meisel, Forman & Leonard, P.A. ("Cole Schotz") on January 1, 2006.  Mr.
                                          Angel is currently Of Counsel to Cole Schotz.  Also, Mr. Angel serves as a director of Cellular Technical Services Company, Inc.  Mr. Angel has from time to time provided legal services to certain companies affiliated with
                                          Mr. Nussdorf.
--------------------------------- ------- ------------------------------------------------------------------------------
Anthony D'Agostino                49      Since 2004, Mr. D'Agostino has been a consultant, assisting the chief
  24 Newport Drive                        financial officers and boards of directors of private and public companies,
  Plainview, New York 11803               including QKD, with Sarbanes-Oxley compliance issues and various transactions. From 2003 to 2004, Mr. D'Agostino served as the Vice
                                          President of Finance and Chief Financial Officer of CPI Aerostructures,
                                          Inc., a defense contractor. From 2002 to 2003, Mr. D'Agostino served as the Vice
                                          President of Finance and Chief Financial Officer of American Patriot
                                          Apparel Corporation, a start-up not-for-profit organization. From 2000 to 2002, he served as Senior Vice President of Finance and Chief
                                          Financial Officer of Softheon, Inc., a software start-up company.
--------------------------------- ------- ------------------------------------------------------------------------------
Neil Katz                         62      Mr. Katz is a private investor. From March 2004 through December 2006, Mr. Katz
  9 Michael Drive                         served as the President and Chief Executive Officer of Gemini Cosmetics,
  Scarsdale, New York 10583               Inc., a prestige fragrance company. From 2003 through 2004, he served as the President of Strategem Creative Marketing Corporation, a marketing and consulting company which provided services to third parties, which included Mr. Nussdorf and certain members of his family, and certain of their affiliated companies. From 1991 through 2002, Mr. Katz served as President of Liz Claiborne Cosmetics, the prestige fragrance division of the Liz Claiborne Corporation.  From 1986 to 1990, Mr. Katz served as
                                          President of Revlon's Beauty Care Division.
--------------------------------- ------- ------------------------------------------------------------------------------
Robert Mitzman                    51      Since 1981, Mr. Mitzman has served as Chief Executive Officer of Quick
  212 Fifth Avenue                        International Courier, a privately held courier company.
  New York, New York 10010
--------------------------------- ------- ------------------------------------------------------------------------------




         There are no family relationship between Michael Katz and Neil Katz.


         Each of the Nominees has consented to being named as a nominee in this consent statement. Mr. Nussdorf does not expect that any of the Nominees will be unable to stand for election to the Board or to serve as a director if elected. In the event that a vacancy in the slate of Mr. Nussdorf's Nominees should occur unexpectedly, Mr. Nussdorf may appoint a substitute candidate selected by him. If Mr. Nussdorf determines to add nominees because the Company expands the size of the Board of Directors subsequent to the date of this consent statement, Mr. Nussdorf intends to supplement this consent statement.

         If elected, the Nominees will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company and the stockholders. In this regard, circumstances may arise in which the interests of Mr. Nussdorf and his affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, Mr. Nussdorf expects the Nominees to discharge fully their obligations to the Company and its stockholders under Delaware law.

         Each of Mr. Nussdorf's Nominees (other than Mr. Nussdorf and Michael
Katz), if elected, will be entitled to receive compensation customarily paid by the Company to its directors, which is described in the Company's revised definitive proxy statement filed with the Commission on August 25, 2006 (the "2006 Proxy Statement").

         Mr. Nussdorf has agreed to indemnify each Nominee, to the fullest extent permitted by the DGCL and other applicable law, against, and to hold each Nominee harmless from, any and all liabilities, losses, claims, damages, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") based upon or arising out of the matters set forth in this consent solicitation; provided, however, that Mr. Nussdorf will not be liable in any such case to the extent that any such Losses arise out of any inaccurate written information supplied by the Nominees for inclusion in any filings made with any federal or state governmental agency, including any consent solicitation materials (including this consent statement), or is found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, gross negligence or willful misconduct on the Nominees' part.


               BACKGROUND AND REASONS FOR THE CONSENT SOLICITATION

         On May 19, 2003, Ilia Lekach, the Chairman and Chief Executive Officer of the Company, and QKD, submitted a proposal to the Company to acquire all of the outstanding shares of the Company's Common Stock, pursuant to a tender offer, at a price of $4.00 per share in cash. QKD is a privately-held corporation owned by Mr. Nussdorf, Stephen Nussdorf (Mr. Nussdorf's brother), and Arlene Nussdorf-Mark (Mr. Nussdorf's sister). This proposal was contingent on the approval of the Board and the approval of QKD's lenders. QKD withdrew its proposal on June 12, 2003 because QKD was unable to obtain the approval of its lenders.

         From time to time, Mr. Nussdorf has purchased and sold shares of the Company's Common Stock. Commencing in August 2006, at which time Mr. Nussdorf did not beneficially own any shares of the Company's Common Stock, Mr. Nussdorf began acquiring shares of the Company's Common Stock. Mr. Nussdorf currently is the beneficial owner of 2,212,629 shares, constituting approximately 12.2%, of the Company's Common Stock.

         On August 16, 2006, the Company issued a press release announcing that it had entered into a letter of intent to sell its Perry Ellis fragrance rights to Victory International (USA) LLC ("Victory") for a total of up to $140 million. The terms of the sale were to include up to $20 million for inventory, and $120 million for the fragrance rights paid in 60 equal monthly installments of $2 million each, commencing ninety days after closing.

         In a letter to the Board dated August 31, 2006, Mr. Nussdorf requested that the Board approve purchases of the Company's Common Stock by Mr. Nussdorf and Stephen Nussdorf in excess of fifteen percent (15%) in the aggregate of the Company's outstanding shares of Common Stock for purposes of Section 203 of the DGCL. By letter dated September 5, 2006, the Board granted such approval for such purchases, subject to the condition that Mr. Nussdorf and Stephen Nussdorf not become "interested stockholders" for purposes of Section 203 of the DGCL by acquiring Shares directly from any of the Company's directors.

         On September 6, 2006, the Company issued a press release announcing that it had engaged GLMAC (which had been the intermediary for the proposed sale of the Perry Ellis fragrance business) to assist the Company in the sale of certain non-core product lines.

         On September 7, 2006, Mr. Nussdorf and Lillian Ruth Nussdorf (Mr. Nussdorf's mother) filed a Schedule 13D with the Commission reporting that Mr. Nussdorf may seek to influence or serve on the Board or designate nominees for election to the Board. Subsequently, Mr. Nussdorf increased his beneficial ownership to approximately 12.2% of the Company's Common Stock.

         On September 26, 2006, Mr. Nussdorf sent the following letter to the
Board:

         September 26, 2006

         Members of the Board of Directors
         Parlux Fragrances, Inc.
         3725 S.W. 30th Avenue
         Ft. Lauderdale, FL 33312

         Dear Board Members:

                  As you know, Lillian Ruth Nussdorf and I are major shareholders of Parlux Fragrances, Inc. ("Parlux" or the "Company") holding, at present, approximately 10.5%(1) of the outstanding shares of the Company. As indicated in our Schedule 13D filing, we may seek to influence or serve on the Board of Directors of the Company or designate nominees for election to the Board. In view of the fact that we are actively considering these actions in the foreseeable future, we strongly urge the Board to act in a fully informed and deliberate manner and not take any action that is inconsistent with the interests of the Company's shareholders.

                  In its Form 8-K filing and August 16th press release, the Company announced that it has "entered into a letter of intent to sell its Perry Ellis fragrance rights to Victory International (USA) LLC ("Victory") for a total of up to $140 million: $120 million for the fragrance rights and up to $20 million for inventory". In my view, this proposed transaction is contrary to the best interests of the Company and its shareholders for several reasons:

                  1. I have investigated the available information regarding Victory's financial wherewithal to consummate a transaction of this nature and to perform its obligations thereunder. As described in the Company's press release, this transaction would require Victory to pay $20 million at the outset and then make subsequent payments totaling $24 million per year (in $2 million monthly installments) for the next five years. Based on the financial information that Victory has made available to the industry through credit reporting agencies, its sales, profits and net worth do not appear to support such a payment obligation, even with the additional income generated from the sale of Perry Ellis fragrances. Moreover, there is no indication in the Company's disclosures as to whether Victory has obtained the financing necessary to fund its obligations to the Company.

                  It is likely that this transaction would transfer a significant and valuable asset of the Company without adequate assurances that its value would be realized, potentially resulting in a tie-up of the Perry Ellis brand while the Company attempts to retrieve the brand from Victory in the event of a failure by Victory to perform its financial obligations to the Company. In this connection, since Victory does not appear to have the means to fund this obligation, it is likely that it will have to manufacture inordinately large quantities of the Perry Ellis line and sell these quantities into mass and discount markets, and possibly to other wholesalers domestically and internationally, in order to fund this obligation. Such overproduction and non-department and specialty store sales will erode the value of the brand and strain relationships with the licensor, thereby resulting in a much less valuable asset coming back to Parlux in the event that Victory fails to meet its payment obligations to Parlux.

                  2. It is highly unlikely that the licensor of the Perry Ellis trademark would give their consent to a transaction such as this, especially since the proposed sale is to a non-affiliate and it constitutes, in effect, the sale of the entire Perry Ellis fragrance brand. Moreover, even if consent were to be contemplated, it is likely the licensor would demand a significant price for it, which would reduce the economic value of this transaction to the Company.

---------------------------
(1) On September 26, 2006, the date of the letter, Mr. Nussdorf owned approximately 12.2% of the Company's outstanding Shares. The discrepancy was due to a record keeping error and subsequently was corrected.

                  3. The proposed transaction constitutes a sale of the Company's principal asset, since sales of the Perry Ellis line over the past several fiscal years have ranged from 81% to 41% of the Company's total sales. In view of the significant contribution to sales and profitability of the Perry Ellis asset, I believe that its sale might well require approval of the Company's shareholders under Delaware General Corporation Law Section 271, which requires that shareholders vote on and approve a sale of all or substantially all of a company's property and assets. In any event, in view of our stated intentions, as well as the views of other large shareholders with whom we have spoken, it is contrary to the best interests of the Company, and also contravenes principles of responsible management and good corporate governance, to proceed hastily with a transaction which could adversely impact shareholder value and expose the Company to a myriad of issues and problems.

                  We have retained as special counsel the firm of Skadden, Arps, Slate, Meagher & Flom LLP to advise us in connection with our investment in the Company and our available options relating thereto. I again urge the Board to proceed prudently, deliberately and in accordance with law in considering the proposed transaction. If the Board or management take any action that is detrimental to the Company or inconsistent with the best of interests of shareholders, we intend to take all actions necessary to hold each director or executive officer accountable and personally liable.

                  In view of the urgency of this matter, we are available to meet with members of the Board immediately and would like to do so as soon as possible, wherever and whenever is most convenient for the members of the Board.

                  I look forward to hearing from you promptly.

                                                       Very truly yours,

                                                       /s/ Glenn H. Nussdorf


         On October 9, 2006, the Company issued a press release disclosing that it had been informed by Perry Ellis International of its decision not to consent to the sale of the Perry Ellis fragrance rights to Victory.

         On October 17, 2006, Mr. Nussdorf and Lillian Ruth Nussdorf filed an amendment to their Schedule 13D indicating that as a result of Mr. Nussdorf's ongoing review and evaluation of the Company's business, he and his representatives had begun to communicate with the Company's management, Board and other stockholders with respect to operational, strategic, financial or governance matters, including the composition of the Board. The amended Schedule 13D also disclosed that Mr. Nussdorf was exploring the possibility of making an acquisition proposal to acquire the Company in a business combination transaction, and that he and his representatives had preliminary discussions with potential financing sources to obtain the funds necessary for such a transaction. Mr. Nussdorf has made no determination at this time as to whether to submit an acquisition proposal and no assurances can be given as to whether or not Mr. Nussdorf will submit such a proposal to the Company.

         On November 21, 2006, Mr. Nussdorf sent the following letter to the Board announcing his intention to commence a consent solicitation to replace the members of the Board:



         November  21, 2006



         BY FACSIMILE AND
         ----------------
         FEDERAL EXPRESS
         ---------------

         Board of Directors of Parlux Fragrances, Inc.
         c/o Mr. Ilia Lekach
         Chairman of the Board, Chief Executive Officer and President 3725 S.W. 30th Avenue
         Ft. Lauderdale, FL 33312

         Dear Board Members:

                  I am writing to advise you that I intend to commence a consent solicitation to remove all or a majority of the members of the Board of Directors of Parlux Fragrances, Inc. ("Parlux" or the "Company") and to fill vacancies created by such removal with individuals to be nominated by me.

                  As the beneficial owner of a substantial percentage of the outstanding shares of Parlux, I believe that much can be done to increase shareholder value and that it is time for immediate change at both the Board and management levels. The decline in the Company's share price from a high closing price of $18.96 earlier this year (after adjusting for a 2-for-1 split in June 2006) to the current $6.26 level (a decrease in shareholder value of 67%), the Company's recent disclosure of decreased sales and earnings for the quarter ended September 30, 2006, and the allegations in the recently amended class action lawsuit that the Company improperly recognized revenues on sales to related parties, have led me to conclude that the Board of Directors is failing to act in the best interests of the Company's shareholders and is not exercising appropriate oversight of management. I am convinced that a continuation of the status quo risks a further destruction of shareholder value and, accordingly, I intend to protect the value of my significant investment in the Company through a consent solicitation to replace members of the Board of Directors.

                  As I have publicly disclosed in my Schedule 13D filing, I am exploring the possibility of making an acquisition proposal to acquire the Company in a business combination transaction. While I have not made a decision at this time whether to pursue such a proposal, I strongly urge the Board not to take any action (such as the previously announced and subsequently abandoned sale of the Perry Ellis brand) which would materially modify or impact the Company's business, products or assets and could adversely effect the Company's value. In addition, the consent solicitation will present Parlux shareholders with a unique opportunity to express their views on the future direction of the Company.


                  In view of the foregoing, I am putting each director and executive officer on notice not to attempt to usurp the rights of shareholders to determine the Company's future direction, including any attempt to sell or otherwise dispose of or surrender any of its product lines, including, without limitation, the Perry Ellis brand.

                  I intend to take all actions necessary to hold each director and executive officer accountable if they approve or engage in any transaction with respect to the foregoing or which is otherwise inconsistent with the best interests of the Company and its shareholders.

                  In addition, Mr. Lekach is aware of my serious concern about the level of payments and benefits under existing severance agreements with him and three other senior executives of Parlux. I am putting Parlux's Board of Directors on notice that no payments should be made or benefits granted under these agreements until they are subjected to a thorough review by my nominees, if elected to the Board.


                                                          Sincerely,

                                                          /s/ Glenn H. Nussdorf

         On November 22, 2006, the Company issued a press release disclosing that it had been notified by the Nasdaq Stock Market that the Company's Common Stock was subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14) due to the Company's failure to make a timely filing of its Form 10-Q for the period ended September 30, 2006. The Company stated in its press release that it would request a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"), which request would automatically defer the delisting of its Common Stock pending the Panel's review and determination. As of the date of this consent statement, the Company's Common Stock continues to be traded on the Nasdaq National Market.

         Also, on November 22, 2006, the Company filed a Form 8-K with the Commission disclosing the resignation of Isaac Lekach from the Company's Board of Directors on November 16, 2006. Isaac Lekach is Ilia Lekach's 25-year old son.

         On December 6, 2006, the Company issued a press release disclosing the completion of an all cash transaction in which Perry Ellis International reacquired the license for its Perry Ellis Fragrance brand from the Company for $63 million in cash, subject to price adjustments for inventory levels.

         Mr. Nussdorf believes that the election of the Nominees to the Board of Directors will provide the stockholders of the Company with a Board comprised of individuals with integrity and extensive business experience. In addition, Mr. Nussdorf, Michael Katz and Neil Katz have significant experience in the fragrance industry. Mr. Nussdorf also believes that the Nominees have the skills and conviction to evaluate management performance and would be capable of assisting with the selection of highly qualified senior executives. If elected, the Nominees intend to terminate Mr. Lekach's employment and to appoint Mr. Nussdorf as Chairman of the Board and Chief Executive Officer and Michael Katz as Vice Chairman of the Board. Mr. Nussdorf believes the replacement of Mr. Lekach, and possibly other members of the Company's senior management, is necessary in order to take such actions as may be necessary to stem the downward trend of the Company's stock price.

         Mr. Nussdorf believes that there are numerous business issues that need to be addressed at the Company in order to improve the Company's financial performance, such as:

            o Reviewing sales outside of the United States, including sales to any parties affiliated with Mr. Lekach, in order to ascertain whether such products are being diverted back into the United States, and if so, to minimize such diversions. Mr. Nussdorf believes that reducing the amount of diverted products will enhance the value of the brands.

            o Improving communications with stockholders and analysts to increase transparency and to establish accurate and realistic expectations for financial performance.

            o Enhancing the Company's buying expertise with the expectation that this will, over time, decrease the Company's cost of goods sold.

            o Improving the Company's relationship with existing licensors, with a focus on monitoring compliance with all licensing requirements.

            o Suspending any further sales of important fragrance brands, pending full review of the Company's business, to ensure that any sales that do occur are for full and fair value.

The terms of Mr. Nussdorf's employment as Chairman and Chief Executive Officer would be set by a newly-constituted Compensation Committee of the Board of Directors, which is expected to consist of solely independent directors.

         Mr. Nussdorf believes that prompt and decisive action is needed to increase investor confidence in the Company and to enhance stockholder value, and that the quickest and surest way to do so is to bring in a new, well-qualified and highly-respected Board and senior management team. As evidence of what he believes to be an increasing lack of confidence in the current senior management team, Mr. Nussdorf cites the following:

     o Since February 22, 2006, the price of the Company's Common Stock has declined from $18.96 (adjusted for a 2-for-1 stock split in June 2006) to $5.25 on December 21, 2006, which represents a dramatic decrease of 72%;

     o The recent disclosure by the Company on November 13, 2006 in its Form 12b-25 notice of late filing of the Company's Quarterly Report on Form 10-Q for the three month period ended September 30, 2006 that its net sales for the quarter ended September 30, 2006 are anticipated to decrease by 1% compared to the comparable period in the prior year;

     o The repeated inability of the Company to timely file its required reports with the Commission, including the Company's failure as of the date of this consent statement to file its Form 10-Q for the period ended September 30, 2006, which should have been filed with the Commission by November 9, 2006;

     o The Company has now been threatened with delisting by Nasdaq Stock Market on more than one occasion;

     o The allegations of gross mismanagement, fraud and generation of fictitious revenues contained in the amended complaint in Thomas Haugh
         v. Parlux Fragrances Inc., Ilia Lekach and Frank A. Buttacavoli, and the announced review of these new allegations by the Company's Audit Committee; and

     o The sales by Ilia Lekach, Chairman and Chief Executive Officer of the Company, Frank Buttacavoli, Chief Financial Officer, Chief Operating Officer and Executive Vice-President of the Company, and Esther Egozi Choukroun, Glenn Gopman, Isaac Lekach and David Stone, each directors of the Company at the time of the sales, between February 13, 2006 and March 24, 2006, of an aggregate of 488,200 shares of the Company's Common Stock, at prices ranging from $15.80 to $19.01 (adjusted for a 2-for-1 split in June 2006), at a time when the Company's share price was near the recent all time high. By contrast, on December 21, 2006, the Company's stock price closed at $5.25.

         Mr. Nussdorf expects that the Nominees, if elected, will provide a new voice and fresh perspective to the Company, including a new perspective on management direction, championing reform of executive compensation, perquisites, related party transactions and management incentives and generally bringing focus to the enhancement of stockholder value.

         In addition to the removal of Mr. Lekach, the Nominees, if elected, intend to appoint a Strategic Alternatives Committee of the Board of Directors (the "Committee") which is expected to consist of Messrs. Angel, D'Agostino and Neil Katz, who Mr. Nussdorf believes will be independent members of the Board.

         The Committee will be directed by the Board to actively review strategic alternatives, such as third party acquisition proposals for the Company, including any acquisition proposal which possibly may be made by Mr. Nussdorf or any of his affiliates, in order to effectively protect and enhance stockholder value. If Mr. Nussdorf's Nominees are elected, Mr. Nussdorf intends to request the Board's approval to review and assess the financial condition, results of operations, cash flows and prospects of the Company and may explore the possibility of making an acquisition proposal. No assurances can be given as to whether or not Mr. Nussdorf will submit an acquisition proposal to the Company after completing this review, or what the terms of any such proposal might be. In the event that Mr. Nussdorf makes a proposal to acquire the Company, it is anticipated that the Committee will entertain proposals from third parties and that the Committee will only accept the acquisition proposal that reflects the reasonably highest value for stockholders. The Committee also will suspend any further sales of the Company's non-core product lines pending full review of the Company's business and assurance that such sales would be for full and fair value. In addition, the Committee will consider and evaluate whether there are other transactions or alternatives, such as acquisitions of additional brands or a share repurchase program, which could be implemented to further their goal of enhancing stockholder value. The Committee and the other Nominees, including Mr. Nussdorf, will not authorize or otherwise cause the Company to enter into any strategic transaction, including an acquisition with respect to the Company by Mr. Nussdorf or any of his affiliates, unless the Nominees conclude that such transaction is in the best interest of the Company's stockholders.

         In the event that the Company enters into an acquisition transaction with any third party, including Mr. Nussdorf or any of his affiliates, it is expected, depending upon the structure of the transaction, that the Company's stockholders would have the opportunity to approve any such transaction, either by voting at a special meeting of stockholders or tendering their shares into any acquiror offer, in each case after receiving detailed disclosures and information about the proposed business combination transaction. In the event that the acquiror is an "affiliate" of the Company (which Mr. Nussdorf would be if the Nominees are elected), such transaction may be subject to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain information concerning the fairness of the proposed transaction and the consideration offered to stockholders be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

         The Nominees, if elected, also intend to immediately review the executive compensation programs of the Company, including the appropriateness and legality of the existing severance agreements with Messrs. Lekach, Buttacavoli and two consultants (See "Certain Employment and Other Agreements"). The Nominees do not intend to permit the Company to make payments or provide benefits under these agreements until after such review is completed. If these payments or benefits are made prior to the election of the Nominees to the Board of Directors, the Nominees may authorize appropriate legal action to recover any such payments or benefits and to hold the incumbent directors responsible for permitting such payments and benefits to be made. Other than the severance agreements referred to above, the Company has not disclosed any employment agreements with any other executive, consultant or employee.

         The Nominees, if elected, also intend to actively pursue and, if appropriate, expand the ongoing investigation by the Audit Committee into the allegations of a consolidated class action suit alleging improper revenue recognition and undisclosed transactions with related parties, as announced by the Company on November 13, 2006 in its Form 12b-25 notice of late filing of the Company's Quarterly Report on Form 10-Q for the three month period ended September 30, 2006.


                     CERTAIN EMPLOYMENT AND OTHER AGREEMENTS

           EMPLOYMENT AGREEMENTS OF ILIA LEKACH AND FRANK BUTTACAVOLI

         On June 1, 2005, the Company entered into an employment agreement with each of Ilia Lekach, Chairman of the Board and Chief Executive Officer of the Company (the "Lekach Agreement"), and Frank Buttacavoli, Chief Financial Officer, Chief Operating Officer, Executive Vice President and a director of the Company (the "Buttacavoli Agreement," together with the Lekach Agreement, collectively, the "Agreements"). Subject to termination provisions specifically set forth in the Agreements, the Agreements provide for an initial term which will expire on March 31, 2009, and that upon the expiration of the initial term, each Agreement will be extended for a period of three years, unless either party gives a notice of non-renewal at least six months prior to the expiration of the initial term.

         The Lekach Agreement provides for annual base salaries of $400,000, $475,000, $525,000 and $600,000 for the twelve-month periods ending on March 31, 2006, 2007, 2008 and 2009, respectively. The Buttacavoli Agreement provides for annual base salaries of $285,000, $325,000, $350,000 and $400,000 for the
twelve-month periods ending on March 31, 2006, 2007, 2008 and 2009, respectively.

         According to the 2006 Proxy Statement, as of August 25, 2006, Mr. Lekach owned (a) immediately exercisable warrants to purchase 300,000 shares of Common Stock of the Company at an exercise price of $1.21875 per share under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $1.22 per share granted on June 8, 2001 and (c) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $0.93 per share under his employment agreement, dated as of May 1, 2002; and Mr. Buttacavoli owned (a) immediately exercisable warrants to purchase 120,000 shares of Common Stock of the Company at an exercise price of $1.21875 per share under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 200,000 shares of Common Stock of the Company at an exercise price of $1.22 per share granted on June 8, 2001 and (c) immediately exercisable warrants to purchase

400,000 shares of Common Stock of the Company at an exercise price of $0.93 per share under his employment agreement, dated as of May 1, 2002.(2)

         According to his Form 4 filed with the Commission on December 5, 2006, Mr. Lekach exercised certain of his outstanding options to acquire 700,000 shares of Common Stock for a purchase price of $0.93 per share.

         Under the terms of the Agreements, each of Mr. Lekach and Mr. Buttacavoli (each an "Executive," collectively, the "Executives") is entitled to a severance payment in the event his employment is terminated by the Company without "cause" or if the Executive terminates his employment for "good reason." The occurrence of a change of control constitutes "good reason" under the Agreements. In the event of a termination upon the occurrence of a change of control, each Executive would be entitled to the following:


         (a) Upon a termination of employment by the Company without cause following a change of control, a lump sum payment (or at the Executive's election, in installments) equal to the greater of
               (i) twice the entire salary due to the Executive until the end of the term of the Agreement based on an annual base salary at the highest rate in effect during the twelve months immediately preceding the termination or (ii) three (3) times the Executive's annual salary, based on the highest salary rate in effect during the twelve month period immediately prior to the termination date;

         (b) Upon a termination of employment by the Executive for "good reason" as a result of a change of control, a lump sum payment (or at the Executive's election, in installments) equal to the greater of (i) twice the average compensation of the Executive during the Agreement for the taxable years prior to such termination or (ii) three (3) times the Executive's annual salary, based on the highest rate in effect during the twelve month period immediately prior to the termination date. In determining the average compensation, the Company is required to take into account, among other things, salary, bonus, values realized upon option exercises or any other payments received by the Executive during the five years prior to the date of the change of control.

         In addition to the payments and benefits described above, in the event of a change of control, the Agreements require the Company to double the number of each Executive's outstanding unexercised "options" (which term appears to be used interchangeably with "warrants" in the Agreements) while retaining the original exercise price.

         In the event of a change in control, the Company is required to (i) provide each Executive with continuation of health and hospitalization benefits until the later of (x) the end of the term of the Agreement or (y) eighteen months following termination of employment, and (ii) pay each Executive all of his legal fees and expenses incurred in contesting or disputing any termination provision, regardless of the outcome. Also, upon a change of control, each Executive is no longer subject to any restrictive covenants under his Agreement.

         Under the Agreements, a change of control is deemed to have occurred upon the occurrence of an event or series of events (whether or not approved by the Board) by which any person or other entity or group of persons or other entities acting in concert together, as determined in accordance with Section 13(d) of the Exchange Act, with its or their affiliates or associates shall, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (a) be or become directly or indirectly the beneficial owner of more than 30% of the combined voting power of the then outstanding Common Stock of the Company or (b) otherwise have the ability to elect, directly or indirectly, a majority of the members of the Board.

         Accordingly, Mr. Nussdorf's solicitation of written consents to remove, without cause, all existing members of the Company's Board and to elect the Nominees, if successful, may constitute a change of control under the Agreements, resulting in severance payments and the "doubling" of the Executives' respective options. See

---------------------------
(2) The number of outstanding stock options and exercise prices are adjusted for a 2-for-1 stock split in June 2006.

"Background and Reasons for the Consent Solicitation" for a description of certain actions which the Nominees intend to take with respect to the Agreements.

         CONSULTING AGREEMENTS OF ALBERT VERCILLO AND FREDERICK PURCHES

         On June 1, 2005, the Company entered into consulting agreements with each of Albert Vercillo (the "Vercillo Agreement") and Frederick Purches (the "Purches Agreement," together with the Vercillo Agreement, collectively, the "Consulting Agreements"). The Consulting Agreements provide for an initial term which will expire on March 31, 2009, and that upon the expiration of the initial term, each Consulting Agreement will be extended for a period of one year, and from year to year thereafter, unless either party gives a notice of non-renewal at least six months prior to the expiration of the initial or extended term.

         The Vercillo Agreement provides for annual compensation of $150,000, $125,000 and $100,000 for the periods ending March 31, 2007, 2008 and 2009, respectively. The Purches Agreement provides for annual compensation of $125,000. The Company granted each of Mr. Vercillo and Mr. Purches (each a "Consultant," collectively, the "Consultants") non-qualified stock options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.125 per share under consulting agreements, each dated November 1, 1999. The Company granted each Consultant additional non-qualified stock options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $0.93 per share under consulting agreements, each dated May 1, 2002. (3)

         Under the terms of the Consulting Agreements, in the event of a change of control, as defined above in "Employment Agreements of Ilia Lekach and Frank Buttacavoli," the Consultants are entitled to a lump sum payment equal to the greater of (a) twice the amount then due through the end of their term under the Consulting Agreements or (b) two times the annual compensation paid to the Consultant. In addition to these payments, in the event of a change of control, the Consulting Agreements require the Company to double the quantity of each Consultant's outstanding unexercised options while retaining the original purchase price. In addition, the Company is required to pay each Consultant all of his legal fees and expenses incurred in contesting or disputing any termination provision, regardless of the outcome.

         Accordingly, Mr. Nussdorf's solicitation of written consents to remove, without cause, all existing members of the Board and to elect the Nominees, if successful, may constitute a change of control under the Consulting Agreements, resulting in a lump sum payment and the "doubling" of the Consultants' respective options.

REVOLVING CREDIT AND SECURITY AGREEMENT

         On July 20, 2001, the Company entered into a revolving credit and security agreement (the "Credit Agreement") with GMAC Commercial Credit LLC ("GMACCC"). As amended on January 10, 2006, the Credit Agreement enables the Company to borrow up to $35,000,000 at an interest rate of 0.25% below the prime rate with a maturity date of July 20, 2008.

         The Credit Agreement's terms provide that the occurrence of any change of control is an event of default that makes all obligations of the Company under the Credit Agreement immediately due and payable at GMACCC's option. A change of control is defined in the Credit Agreement as the occurrence of any event that results in a transfer of control of the Company, including the power, direct or indirect, (i) to vote 50% or more of the securities having ordinary voting power for the election of Company's directors or (ii) to direct or cause the direction of the management and policies of the Company by contract or otherwise.


------------------------
(3) The number of outstanding stock options and exercise prices are adjusted for a 2-for-1 stock split in June 2006.

         According to the Company's Form 10-Q for the three month period ended June 30, 2006, the Company had $31,812,043 outstanding under the Credit Agreement. Mr. Nussdorf does not have knowledge of the current level of debt outstanding under the Credit Agreement, but to the extent that such outstanding debt exists, Mr. Nussdorf's consent solicitation, if successful, may constitute a change of control under the Credit Agreement. The Nominees intend to cause the Company to seek a waiver from GMACCC for any event of default resulting from the election of the Nominees, or if such waiver is not obtained, the Nominees intend to cause the Company to seek refinancing of the Company's outstanding indebtedness under the Credit Agreement. There can be no assurances that any such waiver or refinancing, if necessary, will be obtained.


         CERTAIN INFORMATION CONCERNING RELATED PERSONS AND TRANSACTIONS

         This consent solicitation is being conducted by Mr. Nussdorf. Mr. Nussdorf, Model and certain other persons identified in Annex A are participants (collectively, the "Participants," and each, a "Participant") in Mr. Nussdorf's solicitation of written consents from the stockholders of the Company. Information in this consent statement and in Annex A about each Participant was provided by that Participant.

         Mr. Nussdorf is a principal stockholder of Model. Model is a privately held holding corporation that is the parent of a group of fragrance companies, including Quality King Fragrance, Inc. ("QKF"), Scents of Worth, Inc. ("Scents"), Northern Group, Inc. ("Northern Group"), and Five Star Fragrance Company, Inc. ("Five Star") (collectively, the "Model Reorg Group").

         QKF and Northern Group are wholesale distributors of fragrances selling primarily to the mass retail store market and, to some extent, to other wholesalers as well. These companies do not sell to the department store market. Five Star is the owner of and licensee of several designer fragrance brands that it resells to the mass retail store market. Scents is a consignor of fragrance products that consigns fragrances on an exclusive basis to several retail chains.

         While the Company is not a supplier to the Model Reorg Group, the Company has, for a limited time, been a customer of Five Star. Five Star had net sales of $927,288 (which does not reflect a $150,000 credit issued to the Company during 2006) to the Company during the period from September 2003 through April 2006 (at which time the relationship terminated) representing the sale of Royal Copenhagen branded fragrance merchandise, which the Company then exclusively distributed to the department store market.

         On July 14, 2003, Mr. Lekach issued a promissory note (the "Promissory Note"), guaranteed by Mr. Ilia Lekach's wife, Deborah Lekach, in the amount of $3,500,000 payable to Stephen Nussdorf, the brother of Mr. Nussdorf, bearing a six percent (6%) annual interest rate. The principal of the Promissory Note was to be due and payable in full on July 14, 2008 with monthly interest payments to be made until that time. On September 25, 2006, Stephen Nussdorf sent Mr. Lekach a letter notifying him that he was in default of his payment obligations under the Promissory Note and that, as a result, the outstanding principal balance was thereby accelerated and due immediately, in accordance with the terms of the Promissory Note. The letter demanded immediate payment of $4,153,916.66, representing the principal balance of the note and the accrued interest. Mr. Lekach has not made any such payment and is currently in default of the Promissory Note. On December 8, 2006, Stephen Nussdorf filed a lawsuit in the United States District Court for the Southern District of New York against Mr. Lekach and his wife to recover the unpaid principal balance and accrued and unpaid interest under the Promissory Note and guaranty thereof. This lawsuit was served on Mr. Lekach and his wife on December 11, 2006.

         According to the 2006 Proxy Statement, the Company had net sales to Perfumania, Inc. ("Perfumania") of $23,517,313, $35,330,772, and $31,964,407
during the fiscal years ended March 31, 2006, 2005 and 2004, respectively. Perfumania is one of the Company's largest customers and is a wholly-owned subsidiary of ECMV. Mr. Nussdorf and Stephen Nussdorf beneficially own an aggregate of approximately 45% of the shares of common stock of ECMV. Stephen Nussdorf is Chairman of the Board and a director of ECMV and Michael Katz is President, Chief Executive Officer and a director of ECMV.

         On January 30, 2004, Mr. Lekach, IZJD Corp. and Pacific Investment Group, Inc., each of which are wholly-owned by Mr. Lekach, and Deborah Lekach (collectively, "Lekach Group") entered into an option agreement with Mr. Nussdorf and Stephen Nussdorf, pursuant to which Mr. Nussdorf and Stephen Nussdorf were granted options to acquire up to an aggregate 720,954 shares of ECMV's common stock beneficially owned by members of the Lekach Group, for a purchase price of $12.70 per share exercisable in specified installments. The Nussdorfs have acquired all 720,954 shares of ECMV pursuant to such agreement from the Lekach Group.

         On November 10, 2006, Model made a proposal to the Board of Directors of ECMV whereby Model would be acquired by ECMV and all of Model's outstanding common stock would be converted into 6,396,649 shares of ECMV common stock. Following this conversion, Mr. Nussdorf and Stephen Nussdorf would beneficially own an aggregate of approximately 80.20% of ECMV's outstanding common stock. On November 17, 2006, ECMV issued a press release disclosing that a special committee of independent directors had been formed to review and evaluate the proposed offer.

         Additional information relating to transactions between Mr. Nussdorf and the Participants, on the one hand, and the Company, on the other hand, is set forth in this consent statement under the section titled "Background and Reasons for the Consent Solicitation."


                               CONSENT PROCEDURES

         Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Consents must also bear the date of the signature of the stockholder who signs the written consent. The Company's certificate of incorporation does not prohibit, and therefore permits, the Company's stockholders to act by written consent.

         Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation's board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the stockholders are recorded (the "Record Date"). Delivery of signed written consents made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         On December 22, 2006, Mr. Nussdorf sent a letter to the Board requesting that the Board set a record date for determining the stockholders entitled to consent to corporate action in writing without a meeting in connection with Mr. Nussdorf's consent solicitation.

         Consents representing a majority of all the Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the Proposals (i.e., a majority of the issued and outstanding Shares) are required in order to implement each of the Proposals.

         According to the 2006 Proxy Statement, as of August 25, 2006, there were 18,152,332 Shares issued and outstanding. In view of the fact that the Company has not filed its Form 10-Q for the quarter ended September 30, 2006, which filing is required to disclose the number of Shares outstanding as of September 30, 2006, Mr. Nussdorf has no more current information as to the number of Shares outstanding than the information contained in the 2006 Proxy Statement. Assuming that the number of issued and outstanding Shares remains at 18,152,332, the consent of at least 9,076,167 Shares would be necessary to effect each of Proposal 1 and Proposal 2. The actual number of consents necessary to effect the Proposals will depend on the actual facts as they exist on the Record Date.

         Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded.

         If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

         An executed WHITE consent card may be revoked at any time before the action authorized by the executed consent becomes effective by dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to Mr. Nussdorf, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Company at 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312 or such other address as the Company may provide. Although a revocation is effective if delivered to the Company, Mr. Nussdorf requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Mr. Nussdorf, care of Innisfree, at the address set forth above, so that Mr. Nussdorf will be aware of all revocations and can more accurately determine if and when consents to the actions described herein have been received from the holders of record on the Record Date of a majority of outstanding Shares.

         Mr. Nussdorf plans to present the results of any successful solicitation with respect to the corporate actions proposed herein to the Company as soon as possible.


                              SPECIAL INSTRUCTIONS

         Record holders of Shares as of the close of business on the Record Date may elect to consent to, withhold consent to or abstain from consenting by marking the "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the postage-paid envelope provided.

         In addition, stockholders may withhold consent to the removal of any individual member of the Board or to the election of any individual Nominee by writing such person's name on the consent card. However, Proposal 2 cannot be effected unless Proposal 1 is adopted.

         If the stockholder has signed, dated and returned Mr. Nussdorf's consent card, but has failed to check a box marked "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" for one or both of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any member of the Board or the election of any Nominee whose name is written-in by such stockholder on the consent card.

       MR. NUSSDORF RECOMMENDS THAT YOU CONSENT TO BOTH OF THE PROPOSALS.

         YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.


                                VOTING SECURITIES

         According to publicly available information (including the Company's certificate of incorporation and bylaws), the Shares constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Shares are entitled to execute consents. Each Share is entitled to one vote. The Company's stockholders do not have cumulative voting rights.


                            SOLICITATION OF CONSENTS

         Consents will be solicited by mail, telephone, telefax, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Mr. Nussdorf, his affiliates and the other Participants listed on Annex A hereto may assist in the solicitation of consents without any additional remuneration (except as otherwise set forth in this consent statement).

         Mr. Nussdorf has retained Innisfree for solicitation and advisory services in connection with the solicitation of consents, for which Innisfree is to receive a fee of $125,000. Up to 30 people may be employed by Innisfree in connection with the solicitation of consents. Mr. Nussdorf has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of companies affiliated with Mr. Nussdorf may assist in the solicitation of consents without any additional remuneration. The entire expense of soliciting consents in connection with the Proposals by or on behalf of Mr. Nussdorf is being borne by Mr. Nussdorf. To the extent legally permissible, Mr. Nussdorf will seek reimbursement from the Company for the costs of this solicitation. Mr. Nussdorf does not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a subsequent meeting of stockholders unless required by applicable law.

         If you have any questions concerning this consent statement or the procedures to be followed to execute and deliver a consent, please contact Innisfree at the address or phone number specified below.

                           FORWARD-LOOKING STATEMENTS

         This consent statement contains certain "forward-looking" statements which are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. However, stockholders should be aware that any such forward-looking statements are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

                                OTHER INFORMATION

         The information concerning the Company contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although Mr. Nussdorf has no knowledge that would indicate that statements relating to the Company contained in this consent statement in reliance upon publicly available information are inaccurate or incomplete, he has not to date had access to the books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Mr. Nussdorf does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         Annex A, attached hereto, sets forth information concerning "participants" in Mr. Nussdorf's solicitation of consents from the Company's stockholders.

         Mr. Nussdorf expects that the Company will furnish stockholders with a consent revocation statement which will set forth (a) information regarding the Company's directors and management, including information relating to management compensation, (b) information concerning security ownership of certain beneficial owners, directors and management of the Company, (c) information concerning the procedures for submitting stockholder proposals for consideration at the Company's 2007 annual meeting of stockholders and (d) information concerning the method by which votes are counted, including the effect of abstentions and broker non-votes. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.


         YOUR PROMPT ACTION IS IMPORTANT. MR. NUSSDORF URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD TODAY. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.


January [  ], 2007



         If you have any questions or require any assistance in voting your Shares, please contact:


                           Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

                   Stockholders Call Toll Free: (877) 456-8847
                 Banks and Brokers Call Collect: (212) 750-5833

                                     ANNEX A
                   CERTAIN INFORMATION CONCERNING THE NOMINEES

         There are no material legal proceedings in which any of the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such Nominees or associates have a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among the Nominees or between any of the Nominees and any director or executive officer of the Company.

         None of the Nominees have been involved in any legal proceedings in the preceding five years described in Item 401(f) of Regulation S-K ("Regulation S-K") other than as set forth in this Annex A or in the consent statement. Other than as disclosed in this consent statement, there are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or nominee. Other than as disclosed in this consent statement, none of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.

        CERTAIN INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS IN
                     MR. NUSSDORF'S SOLICITATION OF CONSENTS

         The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants on behalf of Mr. Nussdorf in the solicitation of consents from stockholders of the Company. Each person is a citizen of the United States.

Nominees of Mr. Nussdorf for Election to the Board of Directors of the Company

         The business address and present principal occupation or employment of each of Mr. Nussdorf's Nominees listed below is set forth in this consent statement under the heading "The Proposals - Proposal 2: Election of Nominees."

Name
----
o    Glenn Nussdorf
o    Michael Katz
o    Joshua Angel
o    Anthony D'Agostino
o    Neil Katz
o    Robert Mitzman


Model Reorg, Inc.

         Model is a privately held corporation controlled by Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark. Model's principal business address is 1095 Long Island Avenue, Deer Park, New York 11732.

Lillian Ruth Nussdorf

         Lillian Ruth Nussdorf is Mr. Nussdorf's mother and is retired. Ms. Nussdorf's principal address is 17220 Coral Cove Way, Boca Raton, FL 33496.

Stephen Nussdorf

         Stephen Nussdorf is Mr. Nussdorf's brother. His principal occupation is serving as an executive officer of Model and its subsidiaries. He also serves as the Chairman of the Board of ECMV. Stephen Nussdorf's principal business address is 1095 Long Island Avenue, Deer Park, New York 11732.

Arlene Nussdorf-Mark

         Arlene Nussdorf-Mark is Mr. Nussdorf's sister. She currently is an officer of QKD and each of the Model Reorg Group companies. Ms. Nussdorf-Mark is also a director of Model and its subsidiaries. Ms. Nussdorf-Mark's principal business address is 2060 Ninth Avenue, Ronkonkoma, New York 11779.

Alfred Paliani

         Alfred Paliani's principal occupation is General Counsel of QKD and its subsidiary and affiliates. Mr. Paliani also serves as the Chief Legal Officer and Assistant Secretary of Model. Mr. Paliani's principal business address is 2060 Ninth Avenue, Ronkonkoma, New York 11779.

                           Shares Held by Participants

         The participants and their associates may be deemed to have beneficial ownership of the Company's Shares as set forth below:

                                    Common Stock
                                    Beneficially         Percentage
                                      Owned (1)         Ownership (1)
Joshua Angel                              0                   -
Anthony D'Agostino                        0                   -
Michael Katz                              0                   -
Neil Katz                                 0                   -
Arlene Nussdorf-Mark                      0                   -
Robert Mitzman                            0                   -
Model                                     0                   -
Glenn Nussdorf (2)                    2,212,629             12.2%
Lillian Ruth Nussdorf                  250,000              1.38%
Stephen Nussdorf                          0                   -
Alfred Paliani                            0                   -

(1) According to the 2006 Proxy Statement, as of August 25, 2006, the Company had 18,152,332 shares of Common Stock outstanding.

(2) Includes (a) 1,962,629 shares owned directly by Glenn Nussdorf and (b) 250,000 shares which are also beneficially owned by Lillian Ruth Nussdorf.

         Transactions in the Company's Securities Involving Participants

         Other than the transactions described below, no Participant has purchased or sold any securities of the Company in the past two years.

Transactions in the Company's Common Stock by Glenn Nussdorf

                                                  Number of Shares of the
Date of Transaction      Nature of Transaction    Company's Common Stock
---------------------    ----------------------   ----------------------------

December 31, 2004        Purchase                        5,000
January 4, 2005          Purchase                       19,500
January 11, 2005         Purchase                        6,400
January 14, 2005         Sale                            5,000
January 19, 2005         Purchase                        3,254
January 24, 2005         Sale                            3,254
February 15, 2005        Purchase                          400
February 16, 2005        Sale                            1,400
February 18, 2005        Sale                              400
February 22, 2005        Purchase                        5,000
February 25, 2005        Sale                            5,000
March 8, 2005            Purchase                          746
March 9, 2005            Purchase                        4,200
March 11, 2005           Sale                              746
March 14, 2005           Sale                            4,200
March 16, 2005           Purchase                        4,000
March 18, 2005           Purchase                       13,000
March 21, 2005           Sale                            4,000
March 22, 2005           Purchase                       15,000
March 23, 2005           Sale                           13,000
March 28, 2005           Sale                           15,000
August 11, 2006          Purchase                      650,000
August 16, 2006          Sale                          500,000
August 18, 2006          Purchase                      300,830
August 28, 2006          Purchase                      276,188
August 29, 2006          Purchase                      535,611
August 30, 2006          Purchase                      100,000
September 06, 2006       Purchase                      400,000
September 07, 2006       Purchase                      200,000

Transactions in the Company's Common Stock by Lillian Ruth Nussdorf

                                             Number of Shares of the Company's
Date of Transaction   Nature of Transaction  Common Stock
--------------------- ---------------------- -----------------------------------

August 11, 2006       Purchase                    250,000

Mr. Nussdorf effects purchases of securities primarily through margin accounts maintained for him with Goldman, Sachs & Co. and Davis Securities, which may extend margin credit to Mr. Nussdorf as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the respective firm's credit policies. With respect to the Company's Common Stock, Mr. Nussdorf had margin loans of $4,343,929 with Goldman, Sachs & Co. and $1,262,761 with Davis Securities as of December 21, 2006.

              Miscellaneous Information Concerning the Participants

         Except as described in this Annex A or in the consent statement, no Participant nor any of his or her respective associates or affiliates (together, the "Participant Affiliates"), is either a party to any transaction or series of transactions since April 1, 2005, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in the consent statement, no Participant or Participant Affiliate (i) directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company, or (ii) has had any relationship with the Company in any capacity other than as a stockholder.

         Except as described in this Annex A or in the consent statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Annex A or in the consent statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, consents or authorizations.

         In an order entered on February 9, 2006 by the Supreme Court of New York, New York County, each of QKD, Pro's Choice Beauty Care, Inc. ("Pro's Choice"), GSN Trucking Corp. and the officers and directors of such corporations, Michael Katz and Marcy Blick, President of Pro's Choice, were preliminarily enjoined, either directly or indirectly or by or through Lillian Ruth Nussdorf, Mr. Nussdorf or Stephen Nussdorf, from purchasing, selling, bartering or distributing any products bearing an ARTec trademark and/or brand name. This order was entered in a lawsuit entitled L'Oreal USA, Inc. et al. v. Quality King Distributors, Inc. et al., that is ongoing and in which the parties are disputing the meaning and scope of the terms of a settlement agreement relating to certain hair care products sold under the ARTec brand name that was entered into in 1996.

PRELIMINARY COPY -SUBJECT TO COMPLETION DATED DECEMBER 22, 2006


                           FORM OF CONSENT CARD--WHITE

                   THIS CONSENT IS SOLICITED BY GLENN NUSSDORF
                   AND NOT ON BEHALF OF THE BOARD OF DIRECTORS
                           OF PARLUX FRAGRANCES, INC.



         Unless otherwise indicated below, the undersigned hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all shares of common stock of Parlux Fragrances, Inc., a Delaware corporation ("Parlux"), held by the undersigned as of the record date for determining shares entitled to consent, to the taking of the following actions without a meeting of the stockholders of Parlux:

      1. Remove, without cause, Ilia Lekach, Frank Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone and Jaya Kader Zebede, and any other person (other than those elected pursuant to Glenn Nussdorf's consent solicitation) elected or appointed to Parlux's Board of Directors by such directors to fill any vacancy on Parlux's Board of Directors or any newly-created directorships.

             [  ]  CONSENT   [  ]  DOES NOT CONSENT   [  ]  ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 1, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

      2. Elect Glenn Nussdorf, Michael Katz, Joshua Angel, Anthony D'Agostino, Neil Katz and Robert Mitzman to serve as directors of Parlux.

             [  ]  CONSENT   [  ]  DOES NOT CONSENT   [  ]  ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

IN THE ABSENCE OF CONTRARY INSTRUCTIONS, OR IF NO INSTRUCTIONS ARE GIVEN, THE UNDERSIGNED HEREBY CONSENTS TO EACH PROPOSAL LISTED ABOVE.


IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

                             Dated: ___________ __, 2007


                             -------------------------------
                             Signature of Stockholder (title, if any)


                             ---------------------------------
                             Signature of Stockholder (if held jointly)


                             Please sign exactly as your name or names appear on the stock certificate or on the attached label hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.



   PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE,
                      20TH FLOOR, NEW YORK, NEW YORK 10022.